Exhibit 4.33
[Note: Translation from the original agreement written in Chinese]
Execution Copy
Fifth Amended and Restated Exclusive Purchase Right Agreement
eLong, Inc. (hereinafter “Party A”)
Registered Address: 4th Floor, Hutchence David Century Garden, George Town, Grand Cayman, Cayman Islands.
Guangfu Cui (hereinafter “Party B”)
ID No.: 110108196902010857
Address: No.1, XiangHongqi Street, Haidian District, Beijing
Beijing Asia Media Interactive Advertising Co., Ltd. (hereinafter “Party C”)
Registered Address: Xingke Plaza-B, 10 Jiuxianqiao Street, Chaoyang District, Beijing
Legal Representative: Justin Tang
eLongNet Information Technology (Beijing) Co., Ltd. (hereinafter “Party D”)
Registered Address: 10 Jiu Xian Qiao Road, Chaoyang District, Beijing
Legal Representative: Justin Tang
WHEREAS:
1.	Party A is a company registered and established in Cayman Islands; Party B is a PRC resident; Party C is a limited liability company established and validly existing in accordance with PRC laws; Party D is a wholly foreign owned enterprise established and validly existing in accordance with PRC laws, and is a wholly-owned subsidiary of Party A.
2.	According to the Fourth Exclusive Purchase Right Agreement signed between Party B, Party C, Party D and Yue Justin Tang, who formerly held a 75% equity interest in Party C, on December 28th, 2007, Yue Justin Tang offered Party A the exclusive right to purchase Party C’s equity interest held by Yue Justin Tang.
3.	According to the Share and Debt Transfer Agreement signed between Party B and Yue Justin Tang on June 11, 2010, Party B is the transferee of the 75% equity interest in Party C from Yue Justin Tang and all rights and obligations relating thereto. Party B currently holds 100% equity of Party C as the result of foresaid assignment.
4.	To reflect Part B’s succeeding the agreement signed between Party A, Party C and Party D and Yue Justin Tang, each party hereby amends and restate the agreement as follows:

NOW, THEREFORE, the parties to this agreement hereby agree on June 11, 2010 as follows:
Chapter One. Purchases and Sale of Equity Interest
1.1 Authorization

Party B hereby irrevocably delivers to Party A, under the laws of the PRC, an irrevocable sole authority of, following the steps decided by Party A, and the price specified in 1.3 of this agreement, purchasing by Party A or by one or more persons designated by Party A (the “Designated Persons”) at any time from Party B of its all or part of the equity interest of Party C (“Purchase Right of Equity Interest”). Besides Party A and the Designated Persons, any third party does not have such Purchase Right of Equity Interest. Party C hereby agrees the delivery of Purchase Right of Equity Interest from Party B to Party A. As specified in this and this agreement, the “person” has the meaning of a person, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.
1.2 Procedure
Upon and subject to the laws and regulations of PRC, Party A may send a written notice (the “Notice of Purchase of Equity Interest”) to Party B upon its performance of purchase to explain in detail the way of purchase.
1.3 Purchase Price
Unless appraisal is required by PRC law at the time of execution of the exclusive purchase right, the price of the Purchased Equity Interest (“Purchase Price”) shall be an equivalent of the actual amount of the Purchased Equity Interest contributed by Party B.
1.4 Transfer of the Purchased Equity Interest
Every time upon Party A’s performance of the Purchase Right of Equity Interest:
(a) Party B shall supervise and urge Party C to convene the shareholders meeting, and during the meeting, to pass the decision or resolution to transfer the equity interest from Party B to Party A and/or the Designated Persons;
(b) Party B shall, upon the terms and conditions of this agreement and the Notice of Purchase of Equity Interest, enter into Equity Interest Transfer Agreement with Party A (or, in applicable situation, the Designated Persons); and
(c) The related parties shall execute all other requisite contracts, agreements or documents, acquire all requisite approval and consent of the government, and, without any security interest, perform all requisite action to transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Person, and to cause Party A and/or the Designated Person to be the registered owner of the Purchased Equity Interest. For this and this agreement, “Security Interest” has the meaning of security, mortgage, right or interest of the third party, any purchase right of equity interest, right of acquisition, prior purchase right, right of set-off, ownership detainment or other security arrangements. To further define the meaning, it does not include any security interest subject to this agreement or the equity interest pledge contract of Party B. As described in this and this agreement, “the Equity Interest Pledge Agreement of Party B” has the meaning of the Equity Interest Pledge Agreement entered into by Party D and Party B dated as of the execution date of this agreement. According to the said agreement, to secure Party C to perform the obligations subject to the Exclusive Technology Service Agreement entered into between Party C and Party D, Party B pledges all its equity interest in Party C to Party D.

1.5 Payment
Whereas contemplated in the Loan Agreement, any proceeds gained by Party B from the transfer of its equity interest in Party C shall be used, according to the Loan Agreement, as the payment to its loan borrowed from Party A. Therefore, except otherwise other arrangement shall be applied according to the applicable law, upon the performance of the Purchase Right of Equity Interest by Party A, the Purchase Price shall be used as the payment for the principal as well as the interests from Party B to Party A subject to the loan. Party A does not need pay the Purchase Price to Party B anymore.
Chapter Two. Promises Relating to Equity Interest
2.1 Covenants Relating to Party C
Party C hereby covenants:
(a) Without prior written consent by Party A, not, in any form, to complement, change or renew the articles of the association of Party C, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital in any other forms;
(b) Following good finance and business practices, to maintain the exist of the corporation, prudently and effectively operate business and process affairs;
(c) Without prior written consent by Party A, not, dated from the execution date of this agreement, to sale, transfer, mortgage or dispose in any other form any assets, legitimate or beneficial interest of business or income of Party C, or to approve any other security interest set on it;
(d) Without prior written notice by Party A, no debt shall take place, be inherited, be guaranteed, or be allowed to exist, with the exception of: (i) debt from normal or daily business but not from borrowing; and (ii) debt having been disclosed to Party A or having gained written consent from Party A;
(e) To normally operate all business to maintain the asset value of Party C, without doing or otherwise any action that sufficiently affects the operation and asset value;
(f) Without prior written consent by Party A, not to enter into any material contract, with the exception of the contract entered into during the normal business (as in this paragraph, a contract with a value more than a hundred thousand Yuan (RMB100,000) shall be deemed as a material contract);
(g) Without prior written consent by Party A, not to provide loan or credit loan to anyone;
(h) Upon the request of Party A, to provide all operation and finance materials relevant to Party A;

(j) Without prior written consent by Party A, Party C shall not to merge or affiliate with any person, or purchase any Person or invest in any Person;
(k) To notify Party A immediately the occurrence or the probable occurrence of the litigation, arbitration or administrative procedure related to the assets, business and income of Party C; (l) In order to keep the ownership of Party C to all its assets, to execute all requisite or appropriate documents, do all requisite or appropriate action, and advance all requisite or appropriate accusation, or make requisite or appropriate plea for all claims;
(m) Without prior written notice by Party A, not to assign stock interests to shareholders in any form, but upon the request of Party A, to assign all its assignable profits to their own shareholders;
2.2 Promises Relating Party B
Party B promises:
(a) Without prior written consent by Party A, from the date of this agreement, not to sell, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest in Party C held by Party B, or to approve any other security interest set on it, with the exception of the pledge set on the equity interest of Party B subject to Equity Interest Pledge Agreement of Party B;
(b) Without prior written notice by Party A, not to cause the Board of Shareholders commissioned by Party C not to approve or execute any approving document to, sale, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest, or to approve any other security interest set on it, with the exception of such actions made to Party A or the designated person of Party A;
(c) To cause the shareholders meeting commissioned by it not to approve or execute any approving document for Party C to, with no prior written notice by Party A, merger or associate with any person, or purchase any person or invest in any person;
(d) To notify Party A the occurrence or the probable occurrence of the litigation, arbitration or administrative procedure related to the equity interest owned by it;
(e) To cause the shareholders meeting commissioned by it to vote to approve the transfer of the Purchased Equity Interest subject to this agreement;
(f) In order to keep its ownership of the equity interest, to execute all requisite or appropriate documents, do all requisite or appropriate action, and advance all requisite or appropriate accusation, or make requisite or appropriate plea for all claims;
(g) Upon the request of Party A, to commission any person designated Party D to be the member of the board of directors of Party C;

(h) Upon the request of Party A at any time, to immediately transfer its equity interest to the representatives designated by Party A unconditionally and at any time, and abandon its prior purchase right of such equity interest transferring to another available shareholder;
(i) To prudently comply with the terms and conditions of this agreement and other agreements entered into totally or respectively by Party B, Party C and Party A., to actually perform all obligations under these agreements, without doing or otherwise any action that sufficiently affects the validity and enforceability of these agreements;
2.3 Promises Relating Party D
Considering Party B has pledged the stockholder’s right of Party C, hold by Party B, to Party D. Party D agrees that in case Party A exercises the right of purchasing stockholder’s right during the validity period of Equity Interest Pledge Agreement, Party B shall transfer the stockholder’s right to Party A or other appointed personnel in accordance with the agreement, the aforesaid transformation shall not be bound by the regulation that the transformation of Party B’s stockholder’s right shall be limited, in the Equity Interest Pledge Agreement.
3. Representations and Warranties
Representations and Warranties of Party B and Party C
Dated as of the execution date of this agreement and every transferring date, Party B and Party C hereby each represents and warrants together and respectively to Party A as follows:
(a) It has the power and ability to enter into and deliver this agreement, and any equity interest-transferring agreement (“Transferring Agreement”, respectively) having it as a party, for every single transfer of the purchased equity interest according to this Agreement, and to perform its obligations under this agreement and any Transferring Agreement. Upon execution, this agreement and the Transferring Agreements having it as a party constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;
(b) The execution, delivery of this agreement and any Transferring Agreement and performance of the obligations under this agreement and any Transferring Agreement do not: (i) cause to violate any relevant laws of PRC; (ii) constitute a conflict with its articles of association or other organizational documents; (iii) cause to breach any contract or instruments to which it is a party or having binding obligation on it, or cause to breach any contract or instruments to which it is a party or having binding obligation on it; (iv) cause to violate relevant authorization of any consent or approval to it and/or any continuing valid condition; or (v) cause any consent or approval authorized to it to be suspended, removed, or into which other requests be added;
(c) Party C bears the kind and sellable ownership of all assets. Party C does not set any security interest on the said assets;

(d) Party C does not have any undischarged debt, with the exception of (i) debt from its normal business; and (ii) debt having been disclosed to Party A and having gained written consent from Party A;
(e) Party C abides by all laws and regulations applicable to the purchase of assets;
(f) No litigation, arbitration or administrative procedure relating to equity interest, assets of Party C or the corporation is underway or to be decided or to probably take place; and
(g) It bears the kind and sellable ownership of its equity interest, it does not set any security interest on the said assets.
4. Effective Date
This agreement shall be established and come into effect from the execution date of this agreement, and has a validity period of 20 years.
5. Applicable Law and Dispute Resolution
5.1 Applicable Law
The execution, validity, construing and performance of this agreement, and resolution of the disputes under this agreement, shall be in accordance with officially published and publicly attainable laws of PRC (“PRC laws”). Issues not regulated by the PRC laws shall apply international legal rules and conventions.
5.2 Dispute Resolution
(a) Any dispute, conflict or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of arbitration application. The arbitration award shall be final and binding upon both parties.
(b) Arbitration place shall be Beijing, PRC.
(c) Arbitration language shall be Chinese.
(d) The arbitral panel shall be composed of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint a arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be Chinese citizen or United State citizen.

(e) Both parties agreed that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.
(f) Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably waive the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.
6. Taxes and Expenses
Every party shall, according to laws of PRC, bear any and all transferring and registering taxes, costs and expenses for the preparation and execution of this Agreement and all Transferring Agreements, and those arising from or imposed on the party, to complete the transactions of this Agreement and all Transferring Agreements.
7. Notices
This agreement requests that notices or other communications sent by any party or corporation shall be written in Chinese or English, and be delivered in person, by mail or telecopy to other parties at the following addresses or other specified addresses noticed by other parties to the party. The date deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the tenth day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the fourth day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.
Party A: eLong, Inc.
Address: 4th Floor, Hutchence David Century Garden, George Town, Grand Cayman, Cayman Islands.
Fax: 8610-64366019
Tel: 8610-58602288
Addressee: Sami Farhad
Party B: Guangfu Cui
Address: No.1, XiangHongqi Street, Haidian District, Beijing
Fax: 8610-64366019
Tel: 8610-58602288

Party C: Beijing Asia Media Interactive Advertising Co., Ltd.
Registered Address: 203 Xingke Plaza-B, 10 Jiuxianqiao Street, Chaoyang District Beijing
Fax: 8610-64366019
Tel: 8610-5860228
Addressee: Guangfu Cui
Party D: eLongNet Information Technology (Beijing) Co., Ltd.
Address: 10 Jiu Xian Qiao Road, Chaoyang District, Beijing
Fax: 8610-64366019
Tel: 8610-5860228
Addressee: Guangfu Cui
8. Confidentiality
Both the parties admit and confirm any oral or written materials exchanged by the parties relating to this agreement are confidential. Both parties shall maintain the secrecy and confidentiality of all such materials. Without written approval by the other party, the party shall not disclose to ay third party any relevant materials, but with the exception of the following: (a) the public know or may know such materials (but not disclosed by the party accepting the materials); (b) materials needed to be disclosed subject to ordinance or listing rules or precedents of stock exchange; or (c) any party necessarily discloses materials to its legal or financial consultant relating the transaction of this agreement, and this legal or financial consultant shall have the obligation of confidentiality similar to that set forth in this. The breach of the obligation of confidentiality by staff or employed institution of any party shall be deemed as the breach of such obligation by that party, and by whom the liabilities for breach shall be bored. No matter this agreement may terminate by any reason, this shall continue in force and effect.
9. Further Warranties
The Parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this agreement or actions beneficial to it.
10. Miscellaneous
10.1 Amendment, Modification and Supplement
Upon amendment, modification and supplement of this agreement shall be subject to the written agreement executed by each party.

10.2 Observance of Laws and Regulations
The parties of the contract shall observe and make sure the operation of each party fully observe all laws and regulations of PRC officially published and publicly gainable.
10.3 Entire Contract
Except the written amendment, supplement and modification of this agreement upon the date of execution, this agreement shall constitute the entire contract of the parties hereto with respect to the object hereof and supersedes all prior oral or written agreements, representation and contracts with respect to the object hereof.
10.4 Headings
The headings contained in this agreement are for convenience of reading only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this agreement.
10.5 Language
This agreement is executed in Chinese in quadruplicate.
10.6 Severability
If any one or more provisions of this agreement are judged as invalid, illegal or nonenforceable in any way according to any laws or regulations, the validity, legality and enforceability of other provisions hereof shall not be affected or impaired in any way. All parties shall, through sincere consultation, urge to replace those invalid, illegal or nonenforceable provisions with valid ones, and from such valid provisions, similar economic effects shall be tried to reach as from those invalid, illegal or non-enforceable provisions.
10.7 Successor
This Contract shall bind and benefit the successor of each party and the transferee allowed by each party.
10.8 Survival
(a) Any obligation taking place or at term hereof prior to the end or termination ahead of the end of this agreement shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the agreement.
(b) Item 5, Item 7 and Item 10.8 hereof shall continue in force and effect after the termination of this agreement.

10.9 Waiver
Any party to this agreement may waive the terms and conditions of this agreement. Such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver by a party to the breach hereof by other parties in certain situation shall not be construed as a waiver to any similar breach by other parties in other situation.
(No text hereunder)
IN WITNESS THEREFORE, the parties hereof have caused this agreement to be executed by Parties to this Agreement or through their duly authorized representatives as of the date first written above.
Party A: eLong, Inc.
Signature of Authorized Representative: /s/ Sami Farhad
Party B: Guangfu Cui
Signature: /s/ Guangfu Cui
Party C: Beijing Asia Media Interactive Advertising Co., Ltd.
Signature of Authorized Representative:
Official Seal: /s/ [seal of Beijing Asia Media Interactive Advertising Co., Ltd.]
Party D: eLongNet Information Technology (Beijing) Co., Ltd.
Signature of Authorized Representative: /s/ Guangfu Cui
Official Seal: /s/ [seal of eLongNet Information Technology (Beijing) Co., Ltd.]